AllianceBernstein Global High Income Fund                                                                                                           Exhibit 77M
 [811-07732]

On September 25, 2009, AllianceBernstein Global High Income Fund, Inc. (the “Acquiring Fund”) acquired the assets and liabilities of AllianceBernstein Managed Dollar Income Fund, Inc. (the “Acquisition”).  The Board of Directors of the Acquiring Fund approved the Acquisition on March 11, 2009.  The Acquisition was approved by the stockholders at the Special Meeting of Stockholders held on August 21, 2009.  The related Plan of Acquisition and Liquidation for the Acquisition is attached hereto as Exhibit 77Q1.